Filed pursuant to Rule 433

Registration No. 333-286752

Issuer Free Writing Prospectus dated November 3, 2025

Relating to Preliminary Prospectus Supplement dated November 3, 2025

Alphabet Inc.

Floating Rate Notes due 2028

3.875% Notes due 2028

4.100% Notes due 2030

4.375% Notes due 2032

4.700% Notes due 2035

5.350% Notes due 2045

5.450% Notes due 2055

5.700% Notes due 2075

Pricing Term Sheet

Issuer:	Alphabet Inc. (the “Company”)

Trade Date:	November 3, 2025

Settlement Date (T+3)**:	November 6, 2025

Denominations:	$2,000 and multiples of $1,000 in excess thereof

Ratings*:	Moody’s: Aa2 (Stable); S&P: AA+ (Stable)

Joint Global Coordinators and Joint Book-Running Managers:	Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

Academy Securities, Inc.

AmeriVet Securities, Inc.

Bancroft Capital, LLC

Blaylock Van, LLC

CastleOak Securities, L.P.

Independence Point Securities LLC

Loop Capital Markets LLC

MUFG Securities Americas Inc.

NatWest Markets Securities Inc.

Penserra Securities LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Santander US Capital Markets LLC

Standard Chartered Bank***

UniCredit Capital Markets LLC

Concurrent Euro Notes Offering:	Substantially concurrently with this offering, the Company launched a Euro-denominated offering (the “Concurrent Euro Notes Offering”). The Concurrent Euro Notes Offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Company other than the notes to which this pricing term sheet relates. The Concurrent Euro Notes Offering may not be completed, and the completion of the Concurrent Euro Notes Offering is not a condition to the completion of the notes to which this pricing term sheet relates or vice versa.

Security Type:	SEC Registered

Ranking:	Senior unsecured

Listing:	None

Floating Rate Notes due 2028

Aggregate Principal Amount:	$500,000,000

Maturity Date:	November 15, 2028

Coupon (Interest Rate):	Compounded SOFR (as defined under “Description of the Notes—Floating Rate Notes” in the prospectus supplement to which this pricing term sheet relates), reset quarterly, on each floating rate interest payment date plus 0.52% per annum.

Public Offering Price:	100.00% of principal amount of the Floating Rate Notes, plus accrued interest, if any, from November 6, 2025

Underwriting Discount:	0.150% of the principal amount

Proceeds Net of Aggregate Underwriting Discount (before expenses):	$499,250,000

Floating Rate Interest Payment Dates:	Quarterly in arrears on each February 15, May 15, August 15 and November 15 of each year starting on February 15, 2026

Interest Payment Record Dates:	Each preceding February 1, May 1, August 1 and November 1 of the applicable floating rate interest payment date

Sinking Fund Provisions:	None

Floating Rate Interest Determination Date:	Two U.S. Government Securities Business Days (as defined under “Description of the Notes–Floating Rate Notes” in the prospectus supplement to which this pricing term sheet relates) preceding each floating rate interest payment date (or in the final floating rate interest period, preceding the maturity date)

Floating Rate Interest Period:	The period from and including any floating rate interest payment date (or, with respect to the initial floating rate interest period only, from and including November 6, 2025) to but excluding the next succeeding floating rate interest payment date or (ii) in the case of the last such period, from and including the floating rate interest payment date immediately preceding the maturity date to but excluding such maturity date

Observation Period:	In respect of each floating rate interest period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such floating rate interest period to but excluding the date two U.S. Government Securities Business Days preceding the floating rate interest payment date for such floating rate interest period (or in the final floating rate interest period, preceding the maturity date)

Redemption Provision:	Not redeemable prior to maturity

Day Count Convention:	Actual/360

CUSIP/ISIN:	02079K AU1 / US02079KAU16

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Fixed Rate Notes

3.875% Notes due 2028 (the “2028 Notes”)

4.100% Notes due 2030 (the “2030 Notes”)

4.375% Notes due 2032 (the “2032 Notes”)

4.700% Notes due 2035 (the “2035 Notes”)

5.350% Notes due 2045 (the “2045 Notes”)

5.450% Notes due 2055 (the “2055 Notes”)

5.700% Notes due 2075 (the “2075 Notes”)

Aggregate Principal Amount:	2028 Notes: $1,000,000,000 2030 Notes: $2,500,000,000 2032 Notes: $1,250,000,000 2035 Notes: $3,500,000,000 2045 Notes: $2,000,000,000 2055 Notes: $4,000,000,000 2075 Notes: $2,750,000,000

Maturity Date:

2028 Notes: November 15, 2028

2030 Notes: November 15, 2030

2032 Notes: November 15, 2032

2035 Notes: November 15, 2035

2045 Notes: November 15, 2045

2055 Notes: November 15, 2055

2075 Notes: November 15, 2075

Coupon (Interest Rate):

2028 Notes: 3.875% per annum

2030 Notes: 4.100% per annum

2032 Notes: 4.375% per annum

2035 Notes: 4.700% per annum

2045 Notes: 5.350% per annum

2055 Notes: 5.450% per annum

2075 Notes: 5.700% per annum

Public Offering Price:

2028 Notes: 99.914% of principal amount of the 2028 Notes, plus accrued interest, if any, from November 6, 2025

2030 Notes: 99.963% of principal amount of the 2030 Notes, plus accrued interest, if any, from November 6, 2025

2032 Notes: 99.885% of principal amount of the 2032 Notes, plus accrued interest, if any, from November 6, 2025

2035 Notes: 99.864% of principal amount of the 2035 Notes, plus accrued interest, if any, from November 6, 2025

2045 Notes: 99.779% of principal amount of the 2045 Notes, plus accrued interest, if any, from November 6, 2025

2055 Notes: 99.340% of principal amount of the 2055 Notes, plus accrued interest, if any, from November 6, 2025

2075 Notes: 99.261% of principal amount of the 2075 Notes, plus accrued interest, if any, from November 6, 2025

Underwriting Discounts:

2028 Notes: 0.150% of the principal amount

2030 Notes: 0.200% of the principal amount

2032 Notes: 0.250% of the principal amount

2035 Notes: 0.300% of the principal amount

2045 Notes: 0.500% of the principal amount

2055 Notes: 0.600% of the principal amount

2075 Notes: 0.600% of the principal amount

Proceeds Net of Aggregate Underwriting Discount (before expenses):	2028 Notes: $997,640,000 2030 Notes: $2,494,075,000 2032 Notes: $1,245,437,500 2035 Notes: $3,484,740,000 2045 Notes: $1,985,580,000 2055 Notes: $3,949,600,000 2075 Notes: $2,713,177,500

Yield to Maturity:	2028 Notes: 3.905% 2030 Notes: 4.108% 2032 Notes: 4.394% 2035 Notes: 4.717% 2045 Notes: 5.368% 2055 Notes: 5.495% 2075 Notes: 5.745%

Spread to Benchmark Treasury:	2028 Notes: T + 30 bps 2030 Notes: T + 40 bps 2032 Notes: T + 50 bps 2035 Notes: T + 62 bps 2045 Notes: T + 72 bps 2055 Notes: T + 82 bps 2075 Notes: T + 107 bps

Benchmark Treasury:

2028 Notes: 3.500% due October 15, 2028

2030 Notes: 3.625% due October 31, 2030

2032 Notes: 3.750% due October 31, 2032

2035 Notes: 4.250% due August 15, 2035

2045 Notes: 4.875% due August 15, 2045

2055 Notes: 4.750% due May 15, 2055

2075 Notes: 4.750% due May 15, 2055

Benchmark Treasury Price and Yield:	2028 Notes: 99-22 5/8 / 3.605% 2030 Notes: 99-20 / 3.708% 2032 Notes: 99-04 / 3.894% 2035 Notes: 101-07 / 4.097% 2045 Notes: 102-29 / 4.648% 2055 Notes: 101-06 / 4.675% 2075 Notes: 101-06 / 4.675%

Interest Payment Dates:	2028 Notes: May 15 and November 15 of each year, beginning on May 15, 2026 2030 Notes: May 15 and November 15 of each year, beginning on May 15, 2026

2032 Notes: May 15 and November 15 of each year, beginning on May 15, 2026

2035 Notes: May 15 and November 15 of each year, beginning on May 15, 2026

2045 Notes: May 15 and November 15 of each year, beginning on May 15, 2026

2055 Notes: May 15 and November 15 of each year, beginning on May 15, 2026

2075 Notes: May 15 and November 15 of each year, beginning on May 15, 2026

Interest Payment Record Dates:

2028 Notes: May 1 and November 1 of each year

2030 Notes: May 1 and November 1 of each year

2032 Notes: May 1 and November 1 of each year

2035 Notes: May 1 and November 1 of each year

2045 Notes: May 1 and November 1 of each year

2055 Notes: May 1 and November 1 of each year

2075 Notes: May 1 and November 1 of each year

Sinking Fund Provisions:	None

Redemption Provision:

At the Company’s option, at any time prior to the applicable Par Call Date (as set forth below), in whole or in part at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming that such notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the preliminary prospectus supplement relating to the offering) plus 5 basis points with respect to the 2028 Notes, plus 10 basis points with respect to the 2030 Notes, plus 10 basis points with respect to the 2032 Notes, plus 10 basis points with respect to the 2035 Notes, plus 15 basis points with respect to the 2045 Notes, plus 15 basis points with respect to the 2055 Notes and plus 20 basis points with respect to the 2075 Notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, to, but not including, the redemption date.

On or after the applicable Par Call Date, the Company may redeem notes of the applicable series, in whole or in part at any time or from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, if any, but not including, the redemption date.

Par Call Date:

2028 Notes: October 15, 2028 (the date that is one month prior to the maturity date of the 2028 Notes)

2030 Notes: October 15, 2030 (the date that is one month prior to the maturity date of the 2030 Notes)

2032 Notes: September 15, 2032 (the date that is two months prior to the maturity date of the 2032 Notes)

2035 Notes: August 15, 2035 (the date that is three months prior to the maturity date of the 2035 Notes)

2045 Notes: May 15, 2045 (the date that is six months prior to the maturity date of the 2045 Notes)

2055 Notes: May 15, 2055 (the date that is six months prior to the maturity date of the 2055 Notes)

2075 Notes: May 15, 2075 (the date that is six months prior to the maturity date of the 2075 Notes)

Day Count Convention:	30/360

CUSIP/ISIN:

2028 Notes: 02079K AV9 / US02079KAV98

2030 Notes: 02079K AW7 / US02079KAW71

2032 Notes: 02079K AX5 / US02079KAX54

2035 Notes: 02079K AY3 / US02079KAY38

2045 Notes: 02079K AZ0 / US02079KAZ03

2055 Notes: 02079K BA4 / US02079KBA43

2075 Notes: 02079K BB2 / US02079KBB26

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

***	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: Goldman Sachs & Co. LLC at +1-866-471-2526; HSBC Securities (USA) Inc. toll-free at +1-866-811-8049; J.P. Morgan Securities LLC at +1-212-834-4533; BofA Securities, Inc. at +1-800-294-1322; Citigroup Global Markets Inc. toll free at +1-800-831-9146; Morgan Stanley & Co. LLC at +1-866-718-1649; or Wells Fargo Securities, LLC toll-free at +1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.